FOR IMMEDIATE RELEASE

CONTACT:

Meg Maise (Corporate Press/Investor Relations)
Take-Two Interactive Software, Inc.
(646) 536-2932
meg.maise@take2games.com

Take-Two Interactive Software, Inc. Announces
Executive Appointments

New York, NY - February 15, 2008 - Take-Two Interactive Software, Inc. (NASDAQ: TTWO) today announced several executive appointments to ensure that the Company has the management resources in place to continue its growth and development, and to take maximum advantage of opportunities in the interactive entertainment marketplace.

The Board of Directors named Strauss Zelnick, currently Non-Executive Chairman, to the position of Executive Chairman, and entered into an employment agreement with Ben Feder, currently serving as Chief Executive Officer in connection with the services provided by ZelnickMedia pursuant to a management agreement with Take-Two, to serve as CEO through October 31, 2012. In addition, Karl Slatoff was named Executive Vice President, with key responsibilities in the area of general management, administration and corporate development.

The services of these executives are provided to Take-Two under an amended management agreement with ZelnickMedia, and employment agreements with Ben Feder and Karl Slatoff, as detailed in the Company’s Form 8-K filed today.

Strauss Zelnick has served as Non-Executive Chairman of Take-Two and a member of the Company’s Board since March 2007. He is the founding partner of ZelnickMedia, a media and entertainment investment firm. Mr. Zelnick and his partners have led the successful execution of several operational turnarounds, including Columbia Music Entertainment of Japan and Time-Life.  Prior to founding ZelnickMedia in 2001, Mr. Zelnick held several senior-level media industry positions, including president and chief executive officer of BMG Entertainment, president and chief executive officer of Crystal Dynamics, and president and chief operating officer of 20th Century Fox.

Ben Feder has been Acting CEO and a Board member of Take-Two since March 2007. A co-founder of ZelnickMedia, Mr. Feder was previously chief executive officer of MessageClick, Inc., a leading provider of voice messaging technology for next generation telephone networks. He previously served as a senior executive at News Corp., where he held senior executive positions with News MCI Internet Ventures, as well as the Fox film, television and cable division.  Mr. Feder also serves on the Board of Directors of Columbia Music Entertainment.

Karl Slatoff is a partner at ZelnickMedia, with expertise in the areas of music, direct marketing, broadcast, interactive entertainment and new media. In connection with the ZelnickMedia management agreement, for the past year Mr. Slatoff has devoted significant time and energy to Take-Two and worked closely with members of the Company’s management team, focusing on restructuring and cost saving initiatives, and mergers and acquisitions. Previously, Mr. Slatoff served as Vice President, New Media for BMG Entertainment. Before joining BMG, he worked in strategic planning at the Walt Disney Company, where he focused on the consumer products, studio and broadcast divisions, as well as several initiatives in the educational, publishing and new media sectors.  Earlier, he worked in the corporate finance and mergers and acquisitions units at Lehman Brothers.

Michael Dornemann, Chairman of the Compensation Committee of the Company’s Board of Directors, commented, “Take-Two has made enormous strides since the ZelnickMedia team became involved in the Company approximately one year ago. Today’s announcement reflects the Company’s progress since then, its evolving needs, as well as its prospects for future growth. All three of these individuals have devoted significant effort to revitalize Take-Two, and the management of the Company has demanded a greater portion of their time, attention and energy than we contemplated at the outset. By naming Strauss Zelnick as Executive Chairman and Ben Feder as CEO, and adding Karl Slatoff in a key role, we are ensuring that Take-Two has the leadership to continue our positive momentum and leverage the exciting opportunities in our industry.”

About Take-Two Interactive Software
Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PLAYSTATION®3 and PlayStation®2 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox 360® and Xbox® video game and entertainment systems from Microsoft, Wii™, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K Games, 2K Sports and 2K Play, and distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. Take-Two's common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include the matters relating to the Special Committee’s investigation of the Company’s stock option grants and the restatement of our consolidated financial statements. The investigation and conclusions of the Special Committee may result in claims and proceedings relating to such matters, including previously disclosed shareholder and derivative litigation and actions by the Securities and Exchange Commission and/or other governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors. Other important factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2007, in the section entitled “Risk Factors.”

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